Exhibit 21.1

JOINT STOCK COMPANY KASPI.KZ

SUBSIDIARIES OF THE REGISTRANT

Legal Name	Jurisdiction of Organization	Ownership
ARK Balance LLC	Kazakhstan	98.95%
Budus-Invest LLC	Ukraine	100%
Budus Investments Limited	Cyprus	100%
Digital Classifieds LLC	Azerbaijan	100%
Digital Classifieds OU	Estonia	100%
FC IBC LLC	Ukraine	100%
JSC Kaspi Group	Kazakhstan	100%
Kaspi Bank JSC	Kazakhstan	98.95%
Kaspi Cloud LLC	Kazakhstan	100%
Kaspi Office LLC	Kazakhstan	100%

Kaspi Pay LLC	Kazakhstan	100%
Kaspi Shop LLC	Kazakhstan	100%
Kaspi Travel LLC	Kazakhstan	100%
JSC Kolesa	Kazakhstan	39.758% (51% voting rights)
Magnum E-Commerce Kazakhstan LLC	Kazakhstan	90.01%
MIT Software LLC	Kazakhstan	90.01%
Portmone LLC	Ukraine	100%
KOLESA LLC	Uzbekistan	39.758% (51% voting rights)
Kolesa Auto LLC	Kazakhstan	39.758% (51% voting rights)